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                                                                    EXHIBIT 99.2


     Individual Investors:                 Media Inquiries:
     Brenda Lee Johnson                    Susan Burke/Mike Cummins
     divine interVentures                  Buzz msp for divine
     Direct: 630-799-3858                  Direct: 312.899.1018/1034
     brenda.johnson@divine.com             susan.burke@buzzmsp.com/
                                           michael.cummins@buzzmsp.com


              divine interVentures Adopts Stockholder Rights Plan

LISLE, Illinois - February 13, 2001 - divine interVentures, inc. (Nasdaq:DVIN) today announced that its Board of Directors has adopted a Stockholder Rights Plan and declared a dividend of one Right on each outstanding share of class A common stock. The dividend is payable to shareholders of record on February 23, 2001.

     Andrew J. Filipowski, Chairman and Chief Executive Officer of divine, noted that the Rights Plan was not adopted in response to any specific effort to acquire control of the company. Rather, the Rights Plan was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

     "The Rights Plan is not intended to and will not prevent a takeover of divine at a full and fair price," he said. "However, the rights may cause substantial dilution to a person or group that acquires 15% (20% in certain circumstances) or more of the common stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed prior to such an event."

     "Moreover, the Rights Plan does not in any way weaken our financial strength or interfere with our business plans," Filipowski added. "The issuance of the rights has no dilutive effect, will not affect reported earnings per share, is not taxable to us or our shareholders, and will not change the way in which divine's shares are traded."

     Initially, no separate certificates will be issued for the Rights, rather, the Rights will be evidenced by the class A common stock certificates and will trade automatically with the class A common stock. The Rights will not be exercisable unless a person or group has acquired, or announces the intent to acquire, 15% or more of divine's outstanding common stock (or 20% or more if such person or group presently owns 10% or more of divine's outstanding common stock). Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase one-thousandth of a share of Series A Junior Participating Preferred Stock at $15.00 per Right. The Rights are redeemable by the Board of Directors of divine, for $0.001 per Right, at any time prior to the exercisability of the Rights.

     In the event a person or group acquires 15% (20% in certain circumstances) or more of divine's class A common stock, each shareholder, other than the acquiror, is entitled to purchase, for the exercise price of the Rights, that number of shares of divine common stock having a market value of two times the exercise price of the Rights. In addition, the Board of Directors of divine may then exchange the Rights for class A common stock at a ratio of one share of class A common stock per Right. Also, if

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the Rights have become exercisable and divine is acquired in a merger or other business combination, or 50% or more of its assets, cash flow, or earning power are sold, each Right will entitle the holder to purchase, at the exercise price of the Right, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of two times the exercise price of the Right.

     The Rights will expire on January 31, 2011, unless extended by the Board of Directors of divine.

About divine interVentures, inc.

     Chicago-based divine interVentures, inc. (Nasdaq: DVIN) is a digital technology holding company comprised of a network of associated companies. divine owns, establishes, and acquires significant interests in, operates, and facilitates access to the services of its associated companies. divine's associated company services include operational support, strategic guidance, marketing, web design and development, sales, IT hosting, and administration. These services provide associated companies a low cost operating framework option, enabling them to focus on their core competencies, and accelerate the time to market of their products and services. divine's common stock is listed on the Nasdaq National Market under the symbol "DVIN."

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